EXHIBIT 10

Memorandum of Understanding

This memorandum of understanding, dated as of May 12, 2004 (this “Memorandum”) is entered into by Hearst Communications, Inc., a corporation of the State of Delaware having an address at 959 Eighth Avenue, New York, NY  10019 (“Hearst”) and iVillage Inc., a corporation of the state of Delaware having an address at 500 Seventh Avenue, 14th Floor, New York, NY  10018 (“iVillage”) (individually “a party”, collectively “the parties”).

Whereas Hearst and iVillage are parties to an Amended and Restated Magazine Content License and Hosting Agreement (the “License Agreement”) effective January 29, 2001, amended as of June 18, 2001 and again as of April 5, 2002, whereby iVillage hosts and provides production services for websites associated with certain Hearst Magazines (the “Magazine Websites”);

and Whereas Hearst and iVillage wish to extend the License Agreement and also to amend and restate certain of its terms.

It is the intention of both Hearst and iVillage to extend the License Agreement and amend and restate its terms in the manner set forth in this Memorandum, subject to the due negotiation and signing by the parties of a definitive extension agreement.

1.	Extension period: Three years effective as of June 18, 2004, to June 17, 2007.

2.
Key provisions:  Hearst will pay a production service fee of $4,000,000 during the first year of the term, $4,150,000 during the second year, and $4,300,000 during the third year.  This fee will entitle Hearst to:  production services for the Magazine Websites at least comparable to those currently offered; construction and hosting of advertising merchandise sites at least comparable to those currently existing and hosted by third parties; the redesign of existing Magazine Websites as well as advertising merchandising sites to ensure that those sites are transportable; and redesign of the Magazine Websites in a manner to be mutually determined and that will make the branding of the magazines more prominent.

All advertising inventory on the Magazine Websites will be sold by iVillage.

iVillage shall be entitled to a commission on sales of magazine subscriptions generated through links from the Magazine Websites (but not from sales resulting from direct links to Hearst’s subscription fulfillment provider from third party distribution partners “Non-Commissionable Subscription Sales”).  Hearst shall be entitled to participate in advertising revenue generated by the Magazine Websites each year as reflected in the annexed chart.  Hearst shall also be entitled to an advertising revenue guarantee each year, reducible on the basis of net paid subscription revenue as set forth on the annexed chart.  Hearst’s participation shall vary depending on the level of net paid subscription sales in accordance with the annexed chart.  iVillage’s commission on subscription sales shall be subject to increase as set forth in the annexed chart based on the number of net paid subscriptions sold each year.  In the event that net paid subscription revenue in the second year of the term is less than the greater of $3,500,000 or 250,000 paid orders (the “Subscription Threshold”), iVillage shall not be entitled to any commission on subscription sales during the third year of the term.  Non-Commissionable Subscription Sales shall be credited to the level of net paid subscription revenue with respect to yearly calculation of reductions in the advertising royalty guarantee but not with respect to calculation of reduction in the advertising royalty percentage to which Hearst is entitled, nor to calculation of the increase in iVillage’s commission fee, nor towards the Subscription Threshold.

Hearst shall be entitled to enter into content distribution arrangements with third parties with respect to content appearing on the Magazine Websites at its discretion and without accounting to iVillage, with the sole  exceptions that (i) proposed distribution agreements with AOL,Yahoo, MSN and Earthlink shall be subject to the parties’ mutual approval, consent not to be unreasonably withheld; and (ii) Hearst shall not license portions of any single magazine site to a third party in a manner that would substantially replicate that site; and it being understood that Hearst  may withhold its consent to any proposed arrangement that would afford Hearst a lower percentage of net paid subscription revenue than that enjoyed by Hearst from its relationship with iVillage.  Hearst shall also be entitled to enter into branding extension arrangements for its magazines with third parties at its discretion and without accounting to iVillage.  The parties will negotiate in good faith the extent to which Hearst shall be precluded from entering such arrangements with iVillage competitors.

Hearst shall itself be entitled, and shall be entitled to allow third party partners to merchandise, sell or promote products and services on the Magazine Websites without permission from or revenue to iVillage provided that no more than one graphic element and one text link (not including a magazine subscription offer) is placed on any page.  Hearst shall also be entitled to offer premium services (such as paid content) on the Magazine Websites and shall be entitled to retain 100% of the revenue from such sales provided, however, that if the offering of such services materially diminishes the subscription revenue or advertising sales attained on any Magazine Website, the parties will negotiate in good faith a revenue share from such sales for iVillage.

3.
Non-binding nature:   It is understood, since this is only a memorandum of understanding, that neither party nor any of their respective stockholders, directors or affiliates, will be bound by its terms.  Instead, a definitive extension agreement between the parties will be prepared, and the parties agree to attempt to enter into such an extension agreement through good faith negotiations within the 60 day period following the date of this Memorandum.  That extension agreement, and any related definitive agreement between the parties, will be the binding agreement(s) between the parties with respect to the subject matter of this Memorandum and supercede and replace certain agreements which currently govern the parties’ relationship, specifically the License Agreement.  Unless these definitive agreements are entered into (regardless for the reason for these definitive agreements not so having been entered into), neither party, nor any of their respective stockholders, directors or affiliates, shall be under any obligation to each other, irrespective of this Memorandum and irrespective of any negotiations, agreements or undertakings between or actions taken by any of such parties with respect to this Memorandum and/or the transactions contemplated hereby except for the rights and obligations set forth in the agreements which currently govern the parties’ relationship, including the License Agreement.

4.	Governing law: This Memorandum shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

5.
Confidentiality:  The parties agree to maintain in confidence the existence of this Memorandum and its contents and not to disclose same to any third party (other than their professional advisors) without the prior consent of the other party.  Notwithstanding the previous sentence, either party may disclose the existence of, and the contents of, this Memorandum in connection with securities law filings as a party deems appropriate, or as required by law.  In this regard, Hearst specifically acknowledges and understands that this Memorandum is likely to be disclosed and filed by iVillage in connection with its periodic reports and its registration statement on Form S-3.

6.	Counterparts: This Memorandum may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which together shall constitute one Memorandum.

7.
Costs:  Each party will be responsible for the payment of its, own costs and expenses, including reasonable attorneys’ fees and expenses, in connection with the transactions contemplated in this Memorandum.

8.
No agency:  Neither party is the agent, representative or partner of the other party and this Memorandum shall not be interpreted or construed to create an association, agency, joint venture or partnership relationship between the parties.

Hearst Communications, Inc.		iVillage Inc.

By:	/s/ MARK F. MILLER	By:	/s/ STEVEN A. ELKES
Name:	Mark F. Miller	Name:	Steven A. Elkes
Title:	Executive V.P.G.M.	Title:	EVP, Operations and Business Affairs
Hearst Magazines Division

iVillage Subscription and Advertising Royalty Matrix

Paid Subscriptions $Sold/ Yr	Remit on Base/Increment	High Revenue Remit	Advertising Rev./Royalty	Ad Royalty Guarantee

The Increment			The Average

< $2,225,000	30%	$667,500	20%	$650,000

$2,225,001-3,500,000	45%	$1,241,250	15%	450,000

$3,500,000-$5,000,000	50%	$1,991,249	10%	0

> $5,000,000	55%		0%	0